Exhibit 99.1

SunHydrogen Well-Capitalized for Nanoparticle-Based Green Hydrogen Technology’s Continued Development Toward Commercialization

●	Company will also begin pursuing strategic investments in complementary technologies

SANTA BARBARA, CA, July 19, 2022 (GLOBE NEWSWIRE) -- SunHydrogen, Inc. (OTC: HYSR), the developer of a breakthrough technology to produce renewable hydrogen using sunlight and water, today shared an update detailing the Company’s financial position following the completion of the 2022 fiscal year on June 30.

SunHydrogen reports a financial position of $52 million in cash and cash equivalents on its balance sheet as of June 30, 2022, a number that instills confidence in its executive and scientific teams alike as the Company continues moving toward the commercialization of its nanoparticle-based green hydrogen technology.

SunHydrogen is currently at a critical developmental juncture with the goal of a production-quality prototype set for the end of 2022.

“Being well-capitalized at this time not only allows us to feel confident about seeing our technology through to commercial viability, but it also allows us to begin exploring strategic investments in the hydrogen space,” said SunHydrogen’s CEO Tim Young.

“SunHydrogen is actively pursuing opportunities for investment and acquisition of complementary hydrogen technologies,” Mr. Young continued. “Amid the widespread market downturn, we are fortunate to have the resources to fully support our own technology and simultaneously maximize our impact in this fast-growing industry.”

The Company’s investment strategy will be led by Chief Operating Officer Woosuk Kim, who formerly served as Senior Vice President and Head of the M&A Group at Seoul-based SK Innovation. Mr. Kim has executed over $4 billion in mergers, acquisitions and joint ventures throughout his career.

SunHydrogen’s full annual report will be available in accordance with SEC regulations in September 2022.

About SunHydrogen, Inc.

SunHydrogen is developing a breakthrough, low-cost technology to make renewable hydrogen using sunlight and any source of water, including seawater and wastewater. The only byproduct of hydrogen fuel is pure water, unlike hydrocarbon fuels such as oil, coal and natural gas that release carbon dioxide and other contaminants into the atmosphere when used. By optimizing the science of water electrolysis at the nano-level, our low-cost nanoparticles mimic photosynthesis to efficiently use sunlight to separate hydrogen from water, ultimately producing environmentally friendly renewable hydrogen. Using our low-cost method to produce renewable hydrogen, we intend to enable a world of distributed hydrogen production for renewable electricity and hydrogen fuel cell vehicles. To learn more about SunHydrogen, please visit our website at www.SunHydrogen.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements contained herein are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

Press Contact:

info@sunhydrogen.com